Exhibit 99.1

AMERICA ONLINE LATIN AMERICA AND BANCO ITAU REAFFIRM STRATEGIC PARTNERSHIP

Revised Strategic Marketing Agreement Provides AOL Brazil Expanded Access
to Banco Itau’s More Than 9 Million Customer Base

Intensified Member Acquisition Plan Includes Point-of-Sale Displays, Special
Offers, and Itau Promotions to Benefit Itau Customers

Ft. Lauderdale, FL., December 18, 2002 — America Online Latin America, Inc. (NASDAQ-SCM: AOLAC), a leading interactive services provider in Latin America, and Banco Itau, S.A., the largest bank by market value in Brazil, today announced modifications designed to strengthen their Strategic Interactive Services and Marketing Agreement to promote the co-branded AOL Brazil/Itau service to Banco Itau’s more than 9 million customers.

These enhancements are designed to build upon the Companies’ existing relationship by providing a stronger member acquisition channel for the co-branded AOL Brazil/Itau service launched in December 2000, and by restructuring Banco Itau’s existing marketing commitments. As part of the revised agreement and the Companies’ intensified efforts to reach and attract Banco Itau customers to the co-branded service, Banco Itau will:

•     Display and promote the co-branded AOL Brazil/Itau service in hundreds of Banco Itau’s banking branches throughout Brazil by providing point-of-sale displays and interactive kiosks, staffed by AOL Brazil promoters, to help banking customers sample the service. Customers will be able to register for the co-branded service quickly and easily at these interactive kiosks — one of AOL Brazil’s most efficient means of membership acquisition;

•     Offer Banco Itau customers who become members of the co-branded service a one month free trial period. Banco Itau customers who select the unlimited monthly AOL Brazil service price plan will also receive a 20% savings on the monthly fee. Banco Itau will also provide exclusive or preferred online banking features that will benefit the members of the co-branded service;

•     Include co-branded AOL Brazil/Itau software CDs in Banco Itau direct mail promotions; and

•     Promote the co-branded AOL Brazil/Itau service across Banco Itau’s various online and offline marketing initiatives, including TV advertisements.

As part of AOL Brazil and Banco Itau’s efforts to strengthen the marketing initiatives of the co-branded service, AOL Latin America will now oversee marketing activities, which will be funded by Banco Itau. The revised agreement also eliminates subscriber and revenue targets originally set for the second year of the service, which ended in December 2002, and restructures the targets for the remaining years so that they are now based on the implementation of Itau’s marketing commitments, as well as minimum revenue contribution levels. In connection with the revised agreement, the maximum remaining aggregate amount that Banco Itau would have to pay for failing to meet all of these targets has also been reduced by approximately half.

Charles Herington, President and CEO of AOL Latin America, said: “Our partnership with Banco Itau is an important element of AOL Latin America’s strategy and has been for more than two years. Over those two years, we’ve learned a great deal about what will work best in attracting members to the co-branded service. We’re excited about this revised agreement because, in addition to leveraging the power and reach of the Banco Itau and AOL brands, it now provides AOL Brazil with a strong retail presence directly in Banco Itau branches, as well as a presence in their television advertising. Our combined marketing muscle and the quality of Banco Itau’s customer base will help us strengthen our business fundamentals and more effectively implement our marketing initiatives.”

The existing co-branded AOL Brazil/Itau service combines the full suite of features and services available to all AOL members in Brazil, including e-mail and instant messaging, with full online banking capabilities for Itau banking customers. Current users of the co-branded AOL Brazil/Itau service will be able to enjoy the new pricing option offered as part of this agreement.

Under this agreement Banco Itau will no longer subsidize free hours on the co-branded service, but may do so for select private banking customers, Banco Itau employees and certain other members. AOL Latin America believes that the elimination of these subsidies will, in keeping with several other company-wide initiatives, lead to higher value members.

Banco Itau customers joining or using the co-branded service for the first time will now be required at sign up to choose a paid pricing plan, with a 20% discount from the price for the standard AOL Brazil service in the case of the unlimited use plan. Existing members to the co-branded service will also be offered an opportunity to choose a discounted unlimited use pricing plan. Those existing members who have not already chosen a pricing plan or do not choose a pricing plan within a prescribed time period, which the Company reports could be a maximum of approximately 495,000 members, will have their service discontinued over the next seven months. AOL Latin America noted that this number represents the maximum potential reduction in members of the co-branded service and is not expected to have a material impact on revenues or costs because, as previously disclosed, a substantial majority of these members are inactive.

About America Online Latin America
 America Online Latin America, Inc. (NASDAQ-SCM: AOLAC) is the exclusive provider of AOL-branded services in Latin America and has become one of the leading Internet and interactive services providers in the region. AOL Latin America launched its first service, America Online Brazil, in November 1999, and began as a joint venture of America Online, Inc., a wholly owned subsidiary of AOL Time Warner Inc. (NYSE:AOL), and the Cisneros Group of Companies. Banco Itau, a leading Brazilian bank, is also a minority stockholder of AOL Latin

America. The Company combines the technology, brand name, infrastructure and relationships of America Online, the world’s leader in branded interactive services, with the relationships, regional experience and extensive media assets of the Cisneros Group of Companies, one of the leading media groups in the Americas. The Company currently operates services in Brazil, Mexico and Argentina and serves members of the AOL-branded service in Puerto Rico. It also operates a regional portal accessible at www.aola.com. America Online’s 35 million members worldwide can access content and offerings from AOL Latin America through the International Channels on their local AOL services.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding (i) the expectation that the revised agreement with Banco Itau will lead to higher value members, (ii) the expected number of members of the co-branded service who may have their service discontinued for failure to select a price plan and (iii) our expectation that the termination of these members of the co-branded Banco Itau service will not have a material impact on revenues or costs. These forward-looking statements are subject to a number of risks and uncertainties, which are described in our Annual Report on Form 10-K for the period ended December 31, 2001, and from time to time in other reports we file with the SEC, as well as the following risks and uncertainties: uncertainty relating to our ability to convert our subscribers into paying subscribers, our limited operating history, uncertainty regarding the success of new marketing initiatives under the revised agreement with Banco Itau, uncertainty regarding our ability to encourage members to select paid plans, macroeconomic developments in Brazil, the actions of our competitors and our ability to penetrate our markets. Actual results could differ materially from those described in the forward-looking statements.

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